CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Buffered Auto-Callable Securities due 2020	$3,000,000	$343.80

PROSPECTUS dated November 21, 2011 PROSPECTUS SUPPLEMENT dated November 21, 2011 INDEX SUPPLEMENT dated November 21, 2011	Pricing Supplement No. 332 to Registration Statement No. 333-178081 Dated September 26, 2012 Rule 424(b)(2)

$3,000,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Buffered Auto-Callable Securities due September 28, 2020
Based on the Performance of the Russell 2000® Index

With the Contingent Coupon Payable if the Russell 2000® Index is Within a Limited Range of Performance
Unlike ordinary debt securities, the Buffered Auto-Callable Securities due September 28, 2020 Based on the Performance of the Russell 2000® Index, With the Contingent Coupon Payable if the Russell 2000® Index is Within a Limited Range of Performance, which we refer to as the securities, do not provide for the regular payment of interest and provide for the minimum payment at maturity of only 30% of the stated principal amount (plus accrued and unpaid contingent monthly coupon, if any).  Instead, the securities offer the opportunity for investors to earn a contingent monthly coupon but only if the closing level of the Russell 2000® Index on the related observation date is both greater than or equal to 70% of the initial index value, which we refer to as the lower index reference level, and less than or equal to 130% of the initial index value, which we refer to as the upper index reference level.  If the index closing value is less than the lower index reference level or greater than the upper index reference level on any monthly observation date, you will not receive any interest for the related interest period.  As a result, investors must be willing to accept the risk of not receiving any contingent monthly coupon during the entire eight-year term of the securities.  In addition, the securities will be automatically redeemed if the index closing value of the Russell 2000® Index is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on the third business day preceding September 28, 2016.  At maturity, if the securities are not previously redeemed, if the final index value is less than 70% of the initial index value, meaning the value of the underlying index has declined by more than the buffer amount of 30% from its initial value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  You could lose up to 70% of the stated principal amount of the securities.  Investors will not participate in any appreciation of the Russell 2000® Index.  The securities are for investors who seek an opportunity to earn interest at an above-market rate if the underlying index is within a limited range of performance in exchange for the risk of losing a possibly substantial portion of their initial investment and the risk of receiving no monthly interest during the entire 8-year term when the Russell 2000® Index on the related observation date closes below the lower index reference level or above the upper index reference level and in exchange for the possibility of an automatic early redemption before maturity.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The principal amount and original issue price of each security is $1,000.
•
If, on any redemption determination date, beginning on the third business day preceding September 28, 2016, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the related early redemption date.

•
The early redemption payment will be an amount equal to (i) the stated principal amount for each security you hold plus (ii) the contingent monthly coupon with respect to the related observation date, if any.  If, on the early redemption determination date, the index closing value of the underlying index is greater than the upper index reference level, the early redemption payment will be the stated principal amount for each security that you hold and no contingent monthly coupon will be payable with respect to the final interest period.

•
The redemption determination dates are each quarterly date, on the third business day preceding each scheduled early redemption date, subject to postponement for non-index business days or certain market disruption events.

•
The early redemption dates are each quarterly date, on the 28th day of each March, June, September and December, beginning September 28, 2016 and ending June 28, 2020; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.

•
The securities will pay a contingent monthly coupon at an annual rate of 10% (corresponding to approximately $8.3333 per month) on the applicable interest payment date but only if the index closing value on the related observation date is greater than or equal to the lower index reference level and less than or equal to the upper index reference level.

•	The lower index reference level is 583.751, which is equal to 70% of the initial index value.
•	The upper index reference level is 1,084.109, which is equal to 130% of the initial index value.
•
The initial index value is 833.93, which is the index closing value of the underlying index on September 26, 2012, the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

•
The interest payment dates will be the 28th day of each month, beginning October 28, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

•
Each observation date will be the third business day preceding the related, scheduled interest payment date.  The final observation date will be September 23, 2020.  The observation dates are subject to postponement for non-index business days or certain market disruption events.

•
The maturity date and each interest payment date may be postponed as a result of the postponement of the related observation date due to non-index business days or certain market disruption events.  No adjustment will be made to any interest payment made on that postponed date.

•	If the securities are not previously redeemed, at maturity you will receive for each $1,000 stated principal amount you hold (in addition to any accrued and unpaid interest):
º
if the index closing value on the final observation date, which we refer to as the final index value, is greater than or equal to 70% of the initial index value, meaning the value of the underlying index has increased, remained unchanged, or declined by no more than the buffer amount of 30% from its initial value: $1,000; or

º
if the final index value is less than 70% of the initial index value, meaning the value of the underlying index has declined by more than the buffer amount of 30% from its initial value: $1,000 × (the index performance factor + 30%).

Because the index performance factor will be less than 70% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $300 per security.
•	The index performance factor will be a fraction, expressed as a percentage, equal to the final index value divided by the initial index value.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 6174822H6 and the ISIN for the securities is US6174822H69.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per security	$1,000	$40	$960
Total	$3,000,000	$120,000	$2,880,000
(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $40 for each security they sell, provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $10 per security.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)      to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)      where no consideration is or will be given for the transfer; or

(3)      where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, index supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The securities do not provide for the regular payment of interest and provide for the minimum payment at maturity of only 30% of the stated principal amount (plus accrued and unpaid interest, if any).  Instead, until maturity or early redemption, the securities offer the opportunity for investors to earn a contingent monthly coupon but only if the closing level of the Russell 2000® Index on the related observation date is both greater than or equal to 70% of the initial index value, which we refer to as the lower index reference level, and less than or equal to 130% of the initial index value, which we refer to as the upper index reference level.  If the index closing value is less than the lower index reference level or greater than the upper index reference level on any monthly observation date, you will not receive any interest for the related interest period.  As a result, investors must be willing to accept the risk of not receiving any contingent monthly coupon during the entire eight-year term of the securities.  The securities will be automatically redeemed if the index closing value of the Russell 2000® Index is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on the third business day preceding September 28, 2016.  At maturity, if the final index value is less than 70% of the initial index value, meaning the value of the underlying index has declined by more than the buffer amount of 30% from its initial value, investors will be exposed to the decline in the closing value of the Russell 2000® Index and the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  The securities are for investors who seek an opportunity to earn interest at an above-market rate in exchange for the risk of losing a possibly substantial portion of their initial investment and the risk of receiving no monthly interest during the entire 8-year term when the Russell 2000® Index on the related observation date closes below the lower index reference level or above the upper index reference level and in exchange for the possibility of an automatic early redemption before the maturity.  Investors will not participate in any appreciation of the Russell 2000® Index.  All payments on the securities are subject to the credit risk of Morgan Stanley.

“The Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Buffered Auto-Callable Securities due September 28, 2020 Based on the Performance of the Russell 2000® Index, With the Contingent Coupon Payable if the Russell 2000® Index is Within a Limited Range of Performance, which we refer to as the securities.  The principal amount and original issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., is willing to purchase the securities is expected to be affected adversely by the inclusion of these commissions and hedging costs in the original issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities will be automatically called if the index closing value on any
If, on any redemption determination date, beginning on the third business day preceding September 28, 2016, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically quarterly early redemption date, beginning on the third business day preceding September 28, 2016, is at or above the initial index value redeemed for an early redemption payment on the related early redemption date.

The early redemption payment will be an amount equal to (i) the stated principal amount for each security you hold plus (ii) the contingent monthly coupon with respect to the related observation date, if any.  If, on the early redemption determination date, the index closing value of the underlying index is greater than the upper index reference level, the early redemption payment will be the stated principal amount for each security that you hold and no contingent monthly coupon will be payable with respect to the final interest period.

The redemption determination dates are each quarterly date, on the third business day preceding each scheduled early redemption date.

The early redemption dates are each quarterly date, on the 28th day of each March, June, September and December, beginning September 28, 2016 and ending June 28, 2020; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.

All payments on the securities upon an automatic early redemption or at maturity are subject to the credit risk of Morgan Stanley.

Beginning on PS-8, we have provided examples titled “How the Buffered Auto-Callable Securities with Contingent Coupon Work,” which explain in more detail the possible payouts on the securities upon an automatic early redemption or at maturity assuming a variety of hypothetical index closing values for each monthly observation date before an automatic early redemption or maturity, as applicable, including the final determination date.  The examples do not show every situation that can occur.

The securities provide for the minimum payment at maturity of only 30% of the principal at maturity
At maturity, if the securities have not previously been redeemed, you will receive for each $1,000 stated principal amount you hold (in addition to any accrued and unpaid interest):

•     if the final index value is greater than or equal to 583.751, which is 70% of the initial index value: $1,000; or
•      if the final index value is less than 583.751, which is 70% of the initial index value: $1,000 times the index performance factor plus the buffer amount of 30%,

where:

final index value = the index closing value of the underlying index on September 23, 2020, which we refer to as the final observation date, subject to postponement for non-index business days and market disruption events;

initial index value = 833.93, which is the index closing value on the pricing date;

index closing value = on any index business day, the official closing value of the underlying index published at the regular official weekday close of trading on such index business day by the underlying index publisher, as determined by the calculation agent; and

index performance factor = the final index value divided by the initial index value, as expressed by the following formula:

 final index value
initial index value

If the final index value is less than 70% of the initial index value, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.

The maturity date may be postponed as a result of the postponement of the final observation date.  See “Description of Securities—Maturity Date.”

The securities do not provide for regular interest payments
The securities offer the opportunity for investors to earn a contingent monthly coupon but only if the closing level of the Russell 2000® Index on the related observation date is both greater than or equal to 70% of the initial index value, which we refer to as the lower index reference level, and less than or equal to 130% of the initial index value, which we refer to as the upper index reference level.  If the index closing value is less than the lower index reference level or greater than the upper index reference level on any monthly observation date, you will not receive any interest for the related interest period.  The contingent monthly coupon, if any, will be payable monthly on the interest payment date.

It is possible that the index closing value of the underlying index could remain below the lower index reference level or above the upper index reference level for extended periods of time or even throughout the term of the securities so that you would receive few or no contingent monthly coupons.

We refer to the coupon on the securities as contingent, because there is no guarantee that you will receive a coupon payment on any interest payment date.

The observation dates are three business days prior to the related interest payment date, subject to postponement for non-index business days and market disruption events.

The interest payment dates will be the 28th day of each month beginning October 28, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day.  In addition, each interest payment date may be postponed as a result of the postponement of the related observation date due to non-index business days or certain disruption events.  No adjustment will be made to any interest payment made on such postponed date in either case.

Each interest period will be the monthly period from and including the original issue date (in the case of the first interest period) or the previous scheduled interest payment date, as applicable, to but excluding the following scheduled interest payment date, with no adjustment for any postponement thereof.

Investors will not participate in any appreciation in the value of the underlying index
Investors will not participate in any appreciation in the value of the underlying index from the initial index value, and the return on the securities will be limited to the contingent monthly coupons, if any, that are paid on the securities.  For example, if on the final observation date, the underlying index has appreciated substantially from the initial index value, the payment at maturity per security would be limited to the stated principal amount of $1,000 (in addition to any accrued and unpaid interest).  Under this scenario, although the underlying index has substantially increased, your principal payment at maturity is not correspondingly increased and at maturity, the securities only provide for the payment of your initial investment and the contingent monthly coupon, if any.

Please review the historical performance of the underlying index for the period from January 1, 2007 through September 26, 2012 in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying index based on its historical performance.

Morgan Stanley & Co. LLC will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior debt securities.  As calculation agent, MS & Co. has determined the initial index value, the lower index reference level and the upper index reference level and will determine the index closing value on each observation date, the final index value, the amount of any contingent monthly coupons, the amount of cash you will receive upon an automatic early redemption or at maturity and whether a market disruption event has occurred.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-25.

Where you can find more information on the securities
The securities are unsecured senior debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011, the index supplement dated November 21, 2011 and in the prospectus dated November 21, 2011.  We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Floating Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax treatment of investments in equity-linked securities such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HOW THE BUFFERED AUTO-CALLABLE SECURITIES WITH CONTINGENT COUPON WORK

The hypothetical examples below are based on the following terms of the securities:

Hypothetical Initial Index Value	800
Hypothetical Lower Index Reference Level	560, which is 70% of the Hypothetical Initial Index Value
Hypothetical Upper Index Reference Level	1,040, which is 130% of the Hypothetical Initial Index Value
Term of the Securities:	8 years (96 monthly interest periods)
Contingent Monthly Coupon:	10% per annum (corresponding to approximately $8.3333 per month)

The actual initial index value, lower index reference level and upper index reference level are set forth on the cover page of this pricing supplement.

In Examples 1 and 2, the index closing value is greater than or equal to the initial index value on one of the quarterly redemption determination dates (beginning on the third business day preceding September 28, 2016).  Because the index closing value is greater than or equal to the initial index value, the securities are automatically redeemed on the related early redemption date.  In Examples 3, 4 and 5, the index closing value is less than the initial index value on all of the redemption determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Early Redemption Scenarios

Example 1 (Early Redemption and Contingent Monthly Coupon on All Interest Payment Dates Prior to Early Redemption): The securities are automatically redeemed following the redemption determination date in December 2016, as the index closing value is greater than the initial index value on such redemption determination date, which follows the first redemption determination date in September 2016.

The index closing value is at or above the lower index reference level and at or below the upper index reference level on all 50 observation dates prior to (and excluding) the observation date immediately preceding the early redemption.  Therefore, you would receive the contingent monthly coupons on each interest payment date during the term of the securities.  The total contingent monthly coupons for those 50 observation dates would equal $416.6667 ($8.3333 × 50).  Upon early redemption, the early redemption payment would equal $1,008.3333 ($1,000 + $8.3333).

The total payment over the term of the securities is $416.6667 + $1,008.3333 = $1,425.

Example 2 (Early Redemption and Contingent Monthly Coupon on Several, but not All, Interest Payment Dates Prior to Early Redemption): The securities are automatically redeemed following the redemption determination date in March 2017, as the index closing value is equal to the initial index value on such redemption determination date.

The underlying index declines substantially and the index closing value is at or above the lower index reference level and at or below the upper index reference level on only 3 of the 53 observation dates prior to (and excluding) the observation date immediately preceding the early redemption.  Therefore, you would receive the contingent monthly coupons on only 3 of the possible 53 observation dates on each interest payment date during the term of the securities.  The total contingent monthly coupons with respect to those 3 observation dates prior to (and excluding) the observation date immediately preceding the early redemption would equal $25 ($8.3333 × 3).  The underlying index in this example, however, recovers and the index closing value is above the upper index reference level on the redemption determination date in March 2017.  Upon early redemption, the early redemption payment would equal $1,000.

The total payment over the term of the securities is $25 + $1,000 = $1,025.

This example demonstrates the effect of the upper index reference level on the early redemption payment.  Where the index closing value of the underlying index is greater than the upper index reference level of 130% of the initial index value on any redemption determination date, the payment at maturity will be the stated principal amount of $1,000 for each security you hold and you will not receive any contingent monthly coupon with respect to the related observation date even though you would have received such contingent coupon upon early redemption if the securities were redeemed early and the index closing value of the underlying index on the redemption determination date were less than or equal to 130% of the initial index value.

Non-Early Redemption Scenarios

Example 3 (Held to Maturity and Contingent Monthly Coupon on All Interest Payment Dates Prior to Maturity): The securities are not redeemed prior to maturity as the index closing value is less than the initial index value on all redemption determination dates.

The index closing value is at or above the lower index reference level and at or below the upper index reference level on all 96 observation dates including the final observation date.  Therefore, you would receive the contingent monthly coupons on each interest payment date during the term of the securities.  The total contingent monthly coupons with respect to those 95 observation dates would equal $791.6667 ($8.3333 × 95).  The payment at maturity would equal $1,008.3333 ($1,000 + $8.3333).

The total payment over the term of the securities is $791.6667 + $1,008.3333 = $1,800.

Example 4 (Held to Maturity and Contingent Monthly Coupon on Several, but not All, Interest Payment Dates Prior to Maturity): The securities are not redeemed prior to maturity, as the index closing value is less than the initial index value on all redemption determination dates.

The index closing value is at or above the lower index reference level and at or below the upper index reference level on 48 out of the 96 observation dates including the final observation date.  Therefore, you would receive the contingent monthly coupons on only 48 of the possible 96 observation dates prior to the final observation date.  The total contingent monthly coupons with respect to those 48 observation dates would equal $400 ($8.3333 × 48).  The payment at maturity would equal $1,008.3333 ($1,000 + $8.3333).

The total payment over the term of the securities is $400 + $1,008.3333= $1,408.33.

Example 5 (Held to Maturity, Contingent Monthly Coupon on Several, but not All, Interest Payment Dates Prior to Maturity and Payment at Maturity is Significantly Less than the Stated Principal Amount): The securities are not redeemed, as the index closing value is less than the initial index value on all redemption determination dates.

The underlying index declines substantially and the index closing value is at or above the lower index reference level and at or below the upper index reference level on only 3 of the 95 observation dates prior to (and excluding) the observation date immediately preceding the maturity.  Therefore, you would receive the contingent monthly coupons on only 3 of the possible 95 observation dates during the term of the securities.  The total contingent monthly coupons with respect to those 3 observation dates would equal $25 ($8.3333 × 3).  The index value declines further to 200 on the final observation date, which is only 25% of the hypothetical initial index level of 800.  The payment at maturity would equal $550 ($1,000 × (25% + 30%)).

The total payment over the term of the securities is only $25 + $550 = $575.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not provide for the regular payment of interest and provide for a minimum payment at maturity of only 30% of the stated principal amount (plus accrued and unpaid interest, if any).  The securities will pay the interest rate of 10% per annum but only if the index closing value of the Russell 2000® Index on the related observation date is both at or above 70% of the initial index value, which we refer to as the lower index reference level, and at or below 130% of the initial index value, which we refer to as the upper index reference level.   In addition, if the final index value on the final observation date is less than 70% of the initial index value, you will receive at maturity (in addition to any accrued and unpaid interest) an amount that is less than stated principal amount.  Investing in the securities is not equivalent to investing in a fixed rate debt security due to the fact that each interest payment is contingent on the performance of the Russell 2000® Index and your principal will be at risk if the final index value is less than 70% of the initial index value.  This section describes the most significant risks relating to the securities.

The securities provide a minimum payment at maturity of only 30% of your principal
The terms of the securities differ from those of ordinary debt securities in that the securities provide a minimum payment at maturity of only 30% of the principal amount of the securities (plus accrued and unpaid interest, if any), subject to the credit risk of Morgan Stanley.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value. If the final index value is greater than or equal to the initial index value or has decreased from the initial index value by an amount less than or equal to the buffer amount of 30%, you will receive only the principal amount of $1,000 per security (plus any accrued and unpaid interest).  If the final index value decreases from the initial index value by more than the buffer amount of 30%, you will receive (in addition to any accrued and unpaid interest) an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the underlying index beyond the buffer amount.  You could lose up to 70% of the stated principal amount of the securities.  See “How the Buffered Auto-Callable Securities With Contingent Coupon Work” on PS-8.

The securities do not provide for regular interest payments; the contingent coupon is payable if the underlying index is within a limited range of the performance
The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  The securities will pay the interest rate of 10% per annum but only if the index closing value of the underlying index on the related observation date is both at or above 70% of the initial index value, which we refer to as the lower index reference level, and at or below 130% of the initial index value, which we refer to as the upper index reference level.  If, on the other hand, the index closing value of the underlying index is below the lower index reference level or above the upper index reference level on any observation date, no contingent monthly coupon will be paid for the related interest period.  It is possible that the index closing value could remain below the lower index reference level or above the upper index reference level for extended periods of time or even for the entire 8-year term of the securities so that you will receive no contingent monthly coupons.

The contingent monthly coupon is based only on the value of the underlying index on the related monthly observation date at the end of the related interest period
Whether the contingent monthly coupon will be paid on any interest payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant monthly observation date.  As a result, you will not know whether you will receive the contingent monthly coupon on any interest payment date until near the end of the relevant interest period.  Moreover, because the contingent monthly coupon is based solely on the value of the underlying index on monthly observation dates, if the index closing value of the underlying index on any observation date is below the lower index reference level or above the upper index reference level, you will receive no coupon for the related interest period even if the level of the underlying index was at or above the lower index reference level and at or below the upper index reference level on other days during that interest period.

Investors will not participate in any appreciation in the value of the underlying index
Investors will not participate in any appreciation in the value of the underlying index from the initial index value, and the return on the securities will be limited to the contingent monthly coupons, if any, that are paid on the securities.  For example, if on the final observation date, the underlying index has appreciated substantially from the initial index value, the payment at maturity would be limited to the stated principal amount of $1,000 (plus accrued and unpaid interest).  Under this scenario, although the underlying index has substantially increased, your principal payment at maturity is not correspondingly increased and at maturity, the securities only provide for the payment of your initial investment (in addition to any accrued and unpaid interest).

Early redemption risk
The term of your investment in the securities may be limited to as short as four years by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will not receive any more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The market price will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day, including in relation to the lower index reference level and the upper index reference level and, for purposes of any automatic early redemption, the initial index level, will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

•      the volatility (frequency and magnitude of changes in value) of the underlying index,
•      whether the index closing value of the underlying index is currently or has been below the lower index reference level or above the upper index reference level on any observation date,
•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,
•      dividend rates on the securities underlying the underlying index,
•      the time remaining until the securities mature,
•      interest and yield rates in the market,
•      the availability of comparable instruments,
•      the composition of the underlying index and changes in the constituent stocks of such index, and
•      any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security if the value of the underlying index at the time of sale is below the lower index reference level, above the upper index reference level or if market interest rates rise.

You cannot predict the future performance of the underlying index based on its historical performance.  The value of the underlying index may decrease and be below the lower index reference level or above the upper index reference level on each observation date over the term of the securities so that you will receive no return on your investment.  In addition, there can be no assurance that the index closing value of the underlying index will be at or above the lower index reference level and at or below the upper index reference level on the final observation date so that you will receive the stated principal amount at maturity.  See “Description of Securities—Historical Information” beginning on PS-22.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each interest payment date or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Not equivalent to investing in the underlying index
Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by our subsidiaries could potentially affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out,  hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, as a result, could have increased the value at which the underlying index must close on the final observation date so that the payment at maturity is not less than your initial investment in the securities.  Such activities could also have increased the lower index reference level, which is the value at or above which the underlying index must close on each observation date, and could have increased the upper index reference level, which is the value at or below which the underlying index must close on each observation date, so that you will receive a contingent monthly coupon for the related interest period.  Such activities could also affect whether the underlying index closes at or above the initial index level on the redemption determination dates and accordingly, whether the securities are redeemed prior to maturity for the early redemption payment.  Additionally, such hedging or trading activities during the term of the securities could potentially decrease the value of the underlying index over the term of the securities, including on the final observation date, and accordingly, increase the risk that the underlying index will close below the lower index reference level on any specific observation date and increase the risk that you will be paid less than the stated principal amount at maturity.

The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities
The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, the underlying index and on each of the components making up the underlying index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may adversely affect the market value of the securities.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MS & Co. has determined the initial index value, the lower index reference level and the upper index reference level and will determine the final index value, the index closing value on each observation date over the term of the securities, the amount of contingent monthly coupon, if any, to be paid on each interest payment date, whether a market disruption event has occurred, whether the securities will be redeemed on any early redemption date and the payment that you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you upon an automatic early redemption or at maturity and the contingent monthly coupons.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

Adjustments to the underlying index could adversely affect the value
The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also of the securities
discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the securities insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the underlying index.

The U.S. federal income tax consequences of an investment in the securities are uncertain.
There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly payment paid to Non-U.S. Holders generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Buffered Auto-Callable Securities due September 28, 2020 Based on the Performance of the Russell 2000® Index, With the Contingent Coupon Payable if the Russell 2000® Index is Within a Limited Range of Performance.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$3,000,000

Pricing Date	September 26, 2012

Original Issue Date (Settlement Date)	September 28, 2012 (2 Business Days after the Pricing Date)

Maturity Date	Unless the Securities are earlier redeemed, September 28, 2020, subject to extension as described below.

If, due to a Market Disruption Event or otherwise, the Final Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Final Observation Date as postponed.  See “Observation Dates” below.

Specified Currency	U.S. dollars

CUSIP Number	6174822H6

ISIN Number	US6174822H69

Minimum Purchase Amount	$1,000 and integral multiples of $1,000 in excess thereof

Original Issue Price	$1,000 (100%)

Stated Principal Amount	$1,000

Underlying Index	The Russell 2000® Index

Index Publisher	Russell Investments or any successor thereto

Early Redemption
If, on any Redemption Determination Date, beginning on the third Business Day preceding September 28, 2016, the Index Closing Value of the Underlying Index is greater than or equal to the Initial Index Value (as determined by the Calculation Agent), the Securities will be automatically redeemed for the Early Redemption Payment on the related Early Redemption Date.

In the event that the Securities are subject to Early Redemption, we shall, (i) on the Business Day following the applicable Redemption Determination Date, give notice of the Early Redemption of the Securities and the applicable Early Redemption Payment, including specifying the payment date of the applicable amount due upon the Early Redemption, (x) to the holder of the Securities by mailing notice of such Early Redemption by first class mail, postage prepaid, to the holder’s last address as it shall appear upon the registry books, (y) to the

Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to The Depository Trust Company (“DTC”) by telephone or facsimile confirmed by mailing such notice to DTC by first class mail, postage prepaid and (ii) on or prior to the Early Redemption Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities.  Any notice that is mailed to the holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice.

The above notice shall be given by us or, at our request, by the Trustee in the name and at the expense of us, with any such request to be accompanied by a copy of the notice to be given.
Early Redemption Payment
The Early Redemption Payment shall be calculated by the Calculation Agent and shall equal, for each Stated Principal Amount, (i) the Stated Principal Amount plus (ii) the Contingent Monthly Coupon with respect to the related Observation Date, if any.

Redemption Determination Dates	Quarterly, on the third Business Day preceding each scheduled Early Redemption Date, subject to postponement for non-Index Business Days or Market Disruption Events as described in the next paragraph.

If any scheduled Redemption Determination Date is not an Index Business Day or if there is a Market Disruption Event on such day, the relevant Redemption Determination Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding any of the scheduled Redemption Determination Dates, then (i) such fifth succeeding Index Business Day will be deemed to be the relevant Redemption Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Index Business Day of each security most recently constituting the Underlying Index without any rebalancing or substitution of such securities following the commencement of the Market Disruption Event.

Early Redemption Dates	Quarterly, on the 28th day of each March, June, September and December, beginning September 28, 2016 and ending June 28,

2020; provided that if any such day is not a Business Day, the related Early Redemption Payment shall be made on the next succeeding Business Day and no adjustment will be made to the Early Redemption Payment made on that succeeding Business Day.

If, due to a Market Disruption Event or otherwise, any Redemption Determination Date is postponed so that it falls less than two Business Days prior to the applicable scheduled Early Redemption Date, the Early Redemption Date shall be postponed to the second Business Day following that Redemption Determination Date as postponed, and no adjustment shall be made to any Early Redemption Payment.

Contingent Monthly Coupon
The Securities will pay a Contingent Monthly Coupon (as determined by the Calculation Agent) on the Interest Payment Date for the applicable Interest Period at the Annual Rate but only if the Index Closing Value on the related Observation Date is at or above the Lower Index Reference Level and at or below the Upper Index Reference Level.

Annual Rate	10% per annum
Day-Count Convention	The Contingent Monthly Coupon is calculated from the Annual Rate on a 30/360 basis.
Initial Index Value	833.93, which is the Index Closing Value on the Pricing Date.
Final Index Value	The Index Closing Value on the Final Observation Date, as determined by the Calculation Agent.
Lower Index Reference Level	583.751, which is 70% of the Initial Index Value
Upper Index Reference Level	1,084.109, which is 130% of the Initial Index Value
Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Underlying Index, or any Successor Index (as defined under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on such Index Business Day by the Index Publisher.  In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Underlying Index described under “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

Interest Payment Dates
The Interest Payment Dates will be the 28th day of each month beginning October 28, 2012, provided that if any such day is not a Business Day, that interest payment will be made on the next succeeding Business Day and no adjustment will be made to any interest payment made on that succeeding Business Day.  In addition, if, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Interest Payment Date, the Interest Payment Date will be the second Business Day following that Observation Date as postponed, and no adjustment will be made to any interest payment made on that postponed date. See “—Observation Dates” below.
Record Date
The Record Date for each Interest Payment Date will be the date one Business Day prior to such scheduled Interest Payment Date; provided, however, that any interest payable at maturity shall be payable to the person to whom the Payment at Maturity is due.

Observation Dates
The third Business Day preceding each related, scheduled Interest Payment Date, subject to postponement for non-Index Business Days or Market Disruption Events as described in the next paragraph.  The Observation Date with respect to the Interest Payment Date scheduled to occur on the Maturity Date is also referred to as the “Final Observation Date.”

If any scheduled Observation Date is not an Index Business Day or if there is a Market Disruption Event on such day, the relevant Observation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding any of the scheduled Observation Dates, then (i) such fifth succeeding Index Business Day will be deemed to be the relevant Observation Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Index Business Day of each security most recently constituting the Underlying Index without any rebalancing or substitution of such securities following the commencement of the Market Disruption Event.

Interest Period
The monthly period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Interest Payment Date, as applicable, to but excluding the following scheduled Interest Payment Date, with no adjustment for any postponement thereof.

Payment at Maturity	The payment on the Maturity Date for each Stated Principal Amount shall be (as determined by the Calculation Agent):

•	if the Final Index Value is greater than or equal to 583.751, which is 70% of the Initial Index Value:

the Stated Principal Amount of $1,000, in addition to any accrued and unpaid Contingent Monthly Coupon; or

•	if the Final Index Value is less than 583.751, which is 70% of the Initial Index Value:

the Stated Principal Amount of $1,000 × (the Index Performance Factor + 30%), in addition to any accrued and unpaid Contingent Monthly Coupon.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to DTC of the amount of cash to be delivered with respect to each Stated Principal Amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below and “Forms of Securities—The Depositary” in the accompanying prospectus.

Index Performance Factor	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value
Initial Index Value

Index Business Day
Index Business Day means a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Underlying Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Relevant Exchange
Relevant Exchange means, with respect to the Underlying Index or its Successor Index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

Market Disruption Event	Market Disruption Event means:
(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting

20 percent or more of the value of the Underlying Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index shall be based on a comparison of (x) the portion of the value of the Underlying Index attributable to that security relative to (y) the overall value of the Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Underlying Index by the primary securities market trading in such contracts or funds by reason of (A) a price change exceeding limits set by such securities exchange or market, (B) an imbalance of orders relating to such contracts or funds or (C) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Underlying Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Underlying Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.
Discontinuance of the Underlying Index; Alteration of Method of Calculation
If the Index Publisher discontinues publication of the Underlying Index and the Index Publisher or another entity (including the Calculation Agent) publishes a successor or substitute index that the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as the “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of the Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publication of the Underlying Index is discontinued and such discontinuance is continuing on any date on which the Index Closing Value is to be determined and the Calculation Agent determines, in its sole discretion, that no Successor Index is available on such date, then the Calculation Agent shall determine the Index Closing Value for such date in accordance with the formula for calculating the Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Underlying Index without any rebalancing or substitution of such securities following such discontinuance.

If at any time, the method of calculating the Underlying Index or the Successor Index, or the value thereof, is changed in a material respect, or if the Underlying Index or the Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying Index or the Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to the Underlying Index or the Successor Index, as adjusted.  Accordingly, if the method of calculating the Underlying Index or the Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying Index or the Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Alternate Exchange Calculation in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations (including any accrued and unpaid portion of the Contingent Monthly Coupon calculated as if the date of acceleration were the next succeeding Observation Date on a 30/360 basis) with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

• the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

• the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period
The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:
• no quotation of the kind referred to above is obtained, or
• every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Observation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

• A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Calculation Agent	MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity for the Securities (other than any accrued and unpaid Contingent Monthly Coupon) will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655). All dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655) and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the payment that you will receive, if any, on each Interest Payment Date, upon any Early Redemption or at maturity, as applicable, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” and “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information
The following table sets forth the published high, low and end-of-quarter closing values of the Underlying Index for each calendar quarter in the period from January 1, 2007 through September 26, 2012.  The graph following the table sets forth the daily closing values of the Underlying Index for the same period.  On September 26, 2012, the Index Closing Value for the Underlying Index was 833.93.  We obtained the information in the tables and graph from Bloomberg Financial Markets, without independent verification. The historical performance of the Underlying Index should not be taken as an indication of its future performance.  The Index may be, and has been, volatile, and we can give you no assurance that the volatility will lessen.

The Russell 2000® Index Historical High, Low and Period End Closing Values January 1, 2007 through September 26, 2012
Russell 2000® Index	High	Low	Period End
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter (through September 26, 2012)	864.70	767.75	833.93

Russell 2000® Index Daily Closing Values January 1, 2007 through September 26, 2012

The Russell 2000® Index
The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

License Agreement between Russell Investments and Morgan Stanley

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the

Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the Underlying Index, in futures and/or options contracts on the Underlying Index or its component stocks listed on major securities markets.  Such purchase activity could have increased the Initial Index Value and, as a result, could have increased the level at which the Underlying Index must close on the Final Observation Date so that the payment at maturity is not less than your initial investment in the securities. Such activity could also have increased the Initial Index Value and, as a result, could have increased the Lower Index Reference Level, which is the level at or above which the Underlying Index must close on each Observation Date, and could have increased the Upper Index Reference Level, which is the level at or above which the Underlying Index must close on each Observation Date, in order for you to receive a Contingent Monthly Coupon for the related Interest Period.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Index and, therefore, adversely affect the value of the Securities, the Contingent Monthly Coupons you receive, if any, over the term of your investment in the Securities or the payment you receive, if any, at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflict of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $40 for each Security they sell; provided that dealers selling to investors purchasing the Securities in fee-based advisory accounts will receive a sales commission of $10 per Security.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority,

Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or the securities underlying the Underlying Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and

Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a plan or a plan asset entity and is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; and

• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the tax treatment described herein.  We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Contingent Monthly Payment.  Any contingent monthly payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale, exchange, early redemption or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent monthly payment, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, redeemed or settled.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange, early redemption or settlement, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the

Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange, early redemption or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange, early redemption or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

• a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any contingent monthly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent monthly payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.